CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #793 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated June 1, 2020 on the financial statements and financial highlights of Osterweis Fund, Osterweis Strategic Income Fund, Osterweis Strategic Investment Fund, Osterweis Total Return Fund, and Osterweis Emerging Opportunity Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 29, 2020